UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 14, 2011
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure - News Release

IntelGenx Corp. ("IntelGenx", or “the Company”), announced today that it has executed a binding term-sheet with RedHill Biopharma Ltd. (“RedHill”), an Israeli corporation listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol RDHL, to co-develop and license an anti-psychotic oral thin film product based upon the Company's proprietary VersaFilm technology.

The term-sheet sets forth the main criteria to be incorporated into a definitive development and license agreement, subject to due diligence, under which RedHill would obtain exclusive worldwide rights to market and sell IntelGenx' rapidly dissolving anti-psychotic oral film product. In exchange, IntelGenx would receive upfront, milestone, and external development fees totalling up to US$2.3 million from RedHill. Furthermore, upon commercialization of the product, IntelGenx would receive up to 50% of all proceeds including, but not limited to, all sales milestones and income from the product world-wide. IntelGenx and RedHill have entered into a ninety-day exclusivity period, during which IntelGenx is prohibited from engaging in negotiations related to the product with any other party. The term-sheet also provides for a breakup fee in the event that IntelGenx or RedHill is unable to execute the licensing agreement, under certain circumstances, after the satisfactory completion of due diligence.

Exhibit	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: June 14, 2011	By: /s/ Horst Zerbe
Horst G.Zerbe
President and Chief
Executive Officer